September 28, 2006

Dennis J. Mouras
CareAdvantage, Inc.
President and Chief Executive Officer
485-C Route One South
Iselin, NJ 08830-4124

Re:	Termination of Services and Licenses Agreement

Dear Dennis:

Following up on our conversation last week, this letter provides written notification that Kaiser Foundation Health Plan of the Northwest (“Kaiser”) is exercising its right to terminate its Services and License Agreement (“Agreement”) with CareAdvantage, Inc. In accordance with Section 5.2, the Agreement will terminate effective December 31, 2006.

Upon termination, all data disclosed to CareAdvantage should either be returned to Kaiser or destroyed. Please work with Gary Smith to help us determine the most appropriate approach. No copies should be retained by CareAdvantage.

As we discussed, this was not an easy decision and in no way reflects on the quality of work performed by CareAdvantage. Nevertheless, due to budget issues, we believe that the decision was necessary. I have found the staff of CareAdvantage to be professional and proactive in working with Kaiser. We have been pleased with the work performed to date and hope that our decision will not negatively affect our ability to continue our relationship at some point in the future.

Please feel free to contact me with any questions.

Sincerely,

/s/ Gary O. Morgan
Gary O. Morgan
Vice President, Product & Business Development

cc:	Tricia Peters, Acting President
William N. Wiechmann, Vice President, Regional Counsel